1940 Act File No. 811-10625

                    SECURITIES AND EXCHANGE COMMISSION
                           Washington, DC 20549

                                 Form N-1A


REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940    X

    Amendment No.   5   ....................................       X

                       FEDERATED CORE TRUST II, L.P.

            (Exact Name of Registrant as Specified in Charter)

                         Federated Investors Funds
                           5800 Corporate Drive
                    Pittsburgh, Pennsylvania 15237-7000
                 (Address of Principal Executive Offices)

                              (412) 288-1900
                      (Registrant's Telephone Number)

                        John W. McGonigle, Esquire
                         Federated Investors Tower
                            1001 Liberty Avenue
                    Pittsburgh, Pennsylvania 15222-3779
                  (Name and Address of Agent for Service)
             (Notices should be sent to the Agent for Service)


                                  Copies To:

                         Matthew G. Maloney, Esquire
                   Dickstein Shapiro Morin & Oshinsky LLP
                             2101 L. Street, NW
                          Washington, DC 20037-1526




EMERGING MARKETS FIXED INCOME CORE FUND

A Portfolio of Federated Core Trust II, L.P.
_______________________________________________________________________________

Supplement to Part B dated January 31, 2004.

Under the heading entitled "Investments, Techniques, Risks and Limitations", please add the following after "Currency Swaps":



 Credit Default Swaps

A credit default swap is an agreement between two parties (the "Counterparties") whereby one party (the "Protection Buyer") agrees to make payments over the term of the CDS to another party (the "Protection Seller"), provided that no designated event of default (an "Event of Default") occurs on an underlying bond (the "Reference Bond") has occurred. If an Event of Default occurs, the Protection Seller must pay the Protection Buyer the full notional value, or "par value," of the Reference Bond in exchange for the Reference Bond or another similar bond issued by the issuer of the Reference Bond (the "Deliverable Bond"). The Counterparties agree to the characteristics of the Deliverable Bond at the time that they enter into the CDS. The Fund may be either the Protection Buyer or the Protection Seller in a CDS. Under normal circumstances, the Fund will enter into a CDS for hedging purposes (as Protection Buyer) or to generate additional income (as Protection Seller). If the Fund is a Protection Buyer and no Event of Default occurs, the Fund will lose its entire investment in the CDS (i.e., an amount equal to the payments made to the Protection Seller). However, if an Event of Default occurs, the Fund (as Protection Buyer) will deliver the Deliverable Bond and receive a payment equal to the full notional value of the Reference Bond, even though the Reference Bond may have little or no value. If the Fund is the Protection Seller and no Event of Default occurs, the Fund will receive a fixed rate of income throughout the term of the CDS. However, if an Event of Default occurs, the Fund (as Protection Seller) will pay the Protection Buyer the full notional value of the Reference Bond and receive the Deliverable Bond from the Protection Buyer. A CDS may involve greater risks than if the Fund invested directly in the Reference Bond. For example, a CDS may increase credit risk since the Fund has exposure to both the issuer of the Reference Bond and the Counterparty to the CDS.





June 30, 2004



Cusip 31409R102

30842  (6/04)













                               SIGNATURES

    Pursuant to the requirements of the Investment Company Act of 1940, the Registrant, Federated Core Trust II, L.P., has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Pittsburgh and Commonwealth of Pennsylvania, on the 30 th day of June 2004.

                     FEDERATED CORE TRUST II, L.P.

                  BY: /s/ Andrew P. Cross
                  Andrew P. Cross, Assistant Secretary
                  June 30, 2004